NUVEEN INSURED PREMIUM INCOME
MUNICIPAL FUND 2
NUVEEN PREMIUM INCOME MUNICIPAL FUND
2, INC.
NUVEEN PREMIUM INCOME MUNICIPAL FUND
4, INC.
NUVEEN INSURED MUNICIPAL OPPORTUNITY
FUND, INC.


Sub-Item 77E-Legal Proceedings
and Sub-Item 85B-Errors and Omissions Policy Claims


A lawsuit brought in June, 1996 (Green et al v. Nuveen
Advisory Corp. et al) by certain individual common shareholders of six leveraged closed-end funds (including the above-referenced Funds) sponsored by Nuveen is currently pending in federal district court in Chicago. The plaintiffs allege that the leveraged closed-end funds engaged in certain practices that violated various provisions of the 1940 Act and common law. The plaintiffs also alleged, among other things, breaches of fiduciary duty by the funds' directors and Nuveen
Advisory and various misrepresentations and omission in prospectuses and shareholder reports relating to the use of leverage through the issuance and periodic auctioning of preferred stock and the basis of the calculation and payment of management and brokerage fees to Nuveen
Advisory and Nuveen. Plaintiffs also filed a motion to certify defendant and plaintiff classes.


The defendants are vigorously defending the case and filed motions to dismiss the entire lawsuit asserting that the claims are without merit and to oppose certification of any classes. By opinion dated March 30, 1999, the court granted most of the defendants' motion to dismiss and denied plaintiffs' motion to certify defendant and plaintiff classes. The court dismissed all claims against the funds, the funds' directors and Nuveen. The court dismissed these claims without prejudice (which means that the plaintiffs can re-file the claims if they can correct the defect that led to the claim being dismissed) on the ground that the claims should have been brought as derivative claims on behalf of the funds. The only remaining claim is brought under Section 36(b) of the 1940 Act against Nuveen Advisory, and relates solely to advisory fees
Nuveen Advisory received from the six relevant funds.
The parties are currently engaged in discovery relating to the one remaining claim.


NUVEEN MASSACHUSETTS PREMIUM INCOME
MUNICIPAL FUND (the "Fund")


Sub-Item 77E-Legal Proceedings and
Sub-Item 85B-Errors and Omissions Policy Claims


A lawsuit brought in June, 1996 (Green et al v. Nuveen
Advisory Corp. et al) by certain individual common shareholders of six leveraged closed-end funds (including the above-referenced Funds) sponsored by Nuveen is currently pending in federal district court in Chicago. The plaintiffs allege that the leveraged closed-end funds engaged in certain practices that violated various provisions of the 1940 Act and common law. The plaintiffs also alleged, among other things, breaches of fiduciary duty by the funds' directors and Nuveen
Advisory and various misrepresentations and omission in prospectuses and shareholder reports relating to the use of leverage through the issuance and periodic auctioning of preferred stock and the basis of the calculation and payment of management and brokerage fees to Nuveen
Advisory and Nuveen. Plaintiffs also filed a motion to certify defendant and plaintiff classes.

The defendants are vigorously defending the case and filed motions to dismiss the entire lawsuit asserting that the claims are without merit and to oppose certification of any classes. By opinion dated March 30, 1999, the court granted most of the defendants' motion to dismiss and denied plaintiffs' motion to certify defendant and plaintiff classes. The court dismissed all claims against the funds, the funds' directors and Nuveen. The court dismissed these claims without prejudice (which means that the plaintiffs can re-file the claims if they can correct the defect that led to the claim being dismissed) on the ground that the claims should have been brought as derivative claims on behalf of the funds. The only remaining claim is brought under Section 36(b) of the 1940 Act against Nuveen Advisory, and relates solely to advisory fees
Nuveen Advisory received from the six relevant funds.
The parties are currently engaged in discovery relating to the one remaining claim.



Legal Proceedings

	Lawsuits originally filed in January, 1994 by shareholders of Nuveen Premium Income Municipal
Fund, Inc. ("NPI")  and Nuveen Municipal Value Fund
("NUV"), two Nuveen sponsored closed-end funds, are currently pending in the United States District Court in Chicago, against John Nuveen & Co. Incorporated,
Nuveen Advisory Corp., (adviser to the Nuveen Funds) and those individuals who were directors of NUV and NPI at the time of each Fund's January, 1994 rights offering.
The lawsuits (which have been consolidated) allege, among other things, that the defendants violated federal and state law and each fund's articles of incorporation in the rights offerings and seek unspecified damages.

	Subsequently, plaintiffs brought actions on behalf of NPI and NUV against the funds' outside and Nuveen's inside legal counsel alleging, among other things, negligence and professional malpractice and seeking unspecified damages. The Board of Directors of NPI and NUV have created a committee comprised of directors who are not defendants in the suits to investigate the various claims made by the plaintiffs in each action; the committee has completed its investigation. Based on the committee's investigation, each Fund, in May, 1996, filed a motion to be substituted as the actual plaintiff and to terminate the litigation, except as to certain claims against the Fund's adviser and outside counsel. The motion is currently pending before the Court. While there can be no assurance as to the outcome of these suits, based on their current status, Fund management believes that they will not have a material adverse effect on the Funds.


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